UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2015

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri (Address of principal executive offices)	63043 (Zip Code)

(314 770-7300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2015, our wholly owned subsidiary, SE Warehouse1, LLC (“SE SPV”), acquired certain equity interests in FR Warehouse II, LLC (“Warehouse HoldCo”), with the remaining equity interests in Warehouse HoldCo being held by FR Warehouse Holdings LLC (an indirect subsidiary of First Reserve Corp. and, collectively, “First Reserve”). Warehouse HoldCo was established as an investment vehicle for the acquisition and construction financing of utility-scale solar and wind projects (“Renewable Energy Projects”). Warehouse HoldCo, through its wholly owned subsidiaries including Warehouse, LLC (“Borrower”), intend to acquire Renewable Energy Projects from SunEdison and other third parties and intend to sell such projects to SunEdison’s controlled subsidiary, TerraForm Inc. (or any of its affiliates or subsidiaries) upon the completion thereof.

Concurrently, SE SPV and First Reserve entered into an amended and restated limited liability company agreement of Warehouse HoldCo to set forth, among other things, the appointment of SE SPV as “managing member” and each of their respective obligations to make capital contributions and/or member loans to Warehouse HoldCo. In addition, FREIF II Bravo AIV, L.P. (the direct parent of FR Warehouse Holdings LLC) issued an equity commitment letter to Warehouse HoldCo. Under the terms of such equity commitment letter, First Reserve and its syndicate will, contribute up to $500 million of equity (“Equity Investment”) for the acquisition and construction of the Renewable Energy Projects. The equity interests held by First Reserve and its syndicate will be eligible for preferential distributions. In support of the Equity Investment, SE SPV has agreed to post a letter of credit in support of the debt service reserve requirement under the Borrower’s debt facility (as described below), potentially compensate First Reserve should First Reserve’s equity not be fully invested in projects that can produce the desired return during the expected investment period (subject to an aggregate cap of $142 million) and, in the event that the Equity Investment is not fully utilized, pay fees to First Reserve in respect of any unutilized amounts (subject to an aggregate cap of $70 million). In addition SunEdison, Inc. has committed to make equity contributions in support of certain obligations of SE SPV under those agreements.

Simultaneous, the Borrower entered into a credit agreement with the lenders identified therein, Bank of America, N.A., as administrative agent and collateral agent, OneWest Bank, N.A., as depositary, the joint lead arrangers, joint bookrunners and other persons identified therein and party thereto from time to time (“Credit Facility”). The Credit Facility provides for a senior secured term loan credit facility in an aggregate principal amount up to $466 million and a senior secured revolving credit facility in an aggregate principal amount up to $550 million. The term loan credit facility has a term ending May 6, 2020, and the revolving credit facility has a term ending May 6, 2019. The proceeds of the Credit Facility and the Equity Investment will be used for the acquisition and construction of the Renewable Energy Projects. Subject to certain conditions, the Borrower may request that the aggregate commitments be increased to an amount not to exceed $200 million, in the case of the revolving credit facility, and $500 million, in the case of the term loan credit facility. Interest under the Credit Facility accrues at a rate of LIBOR plus 4.25% (or base rate plus 3.25%) with respect to the term loans, and at a rate of LIBOR plus 4.00% (or base rate plus 3.00%) with respect to the revolving loans.

The Credit Facility contains representations, covenants and events of default typical for credit arrangements of comparable size, including covenants applicable to commercial bank provided project financings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	May 12, 2015	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary